Exhibit 23.2

Deloitte LLP Bay Adelaide East 22 Adelaide Street West Suite 200 Toronto, ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6610 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 26, 2016 relating to the consolidated balance sheet of Intellipharmaceutics International Inc. and subsidiaries (the “Company”) as at November 30, 2015 and the consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency) and cash flows for the years ended November 30, 2015 and 2014 appearing in the Annual Report on Form 20-F of the Company for the year ended November 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

May 26, 2017
Toronto, Canada